Exhibit 99.1
Web site address: www.WellsCoreREIT.com
WELLS CORE OFFICE INCOME REIT, INC.
FINANCIAL UPDATE FOR THE
THREE MONTHS ENDED MARCH 31, 2011

Wells Core Office Income REIT, Inc. (the “Company”) filed its first quarter 2011 Form 10-Q with the Securities and Exchange Commission (“SEC”) today. Below, management has highlighted key points of interest related to the Company's first quarter 2011 operations and recent transactions. For full context, please consider these points of interest with respect to important background information and additional detail provided in the above-referenced Form 10-Q filing, which is accessible via this link: http://www.sec.gov/Archives/edgar/data/1256069/000125606911000019/wellscoir-2011331x10q.htm. Please also refer to the Company's other documents that have been filed with or furnished to the SEC.

Operations
Adjusted Funds from Operations, or AFFO, (see definition on p. 3) is approximately $0.8 million for the three months ended March 31, 2011.

Stockholder Distributions
On February 17, 2011, the Company's board of directors elected to increase the quarterly stockholder distribution rate from $0.003425 (0.3425 cent) per day, per share (a 5.0% annualized yield on a $25.00 original share price) to $0.004110 (0.411cent) per day, per share (a 6.0% annualized yield on a $25.00 original share price) for stockholders of record from March 1, 2011 through March 15, 2011. The Company paid total distributions to stockholders, including those reinvested in additional shares of its common stock, of approximately $0.4 million for the three months ended March 31, 2011. Current-period AFFO of approximately $0.8 million exceeded distributions to stockholders for the period of approximately $0.4 million.

Portfolio Overview
As of March 31, 2011, the Company owned controlling interests in three office properties. These properties are composed of approximately 335,000 square feet of commercial space located in 2 states. As of March 31, 2011, the office properties were approximately 99% leased.

Acquisitions
On January 27, 2011, the Company purchased the Westway One Building, located in Houston, Texas, for approximately $31.0 million, exclusive of closing costs. The building is 100% leased to four tenants with a weighted-average remaining lease term of 6.0 years.

On May 12, 2011, the Company purchased two three-story office buildings located in Frisco, Texas containing approximately 284,200 rentable square feet for approximately $49.0 million, exclusive of closing costs. The buildings are 100% leased to two tenants and anchored by T-Mobile West Corporation. The current weighted-average remaining lease term of the buildings is approximately six years.

Status of the Company's Public Offering
The Company raised gross proceeds from the sale of common stock under the its public offering during the three months ended March 31, 2011 of approximately $55.3 million. From April 1, 2011 to April 30, 2011, the Company raised additional gross proceeds of approximately $14.4 million from the sale of common stock under its public offering.

Financing
As of March 31, 2011, the Company had $8.8 million outstanding on its $70.0 million secured revolving credit facility with Regions Bank (the "Regions Credit Facility"), with $61.2 million in borrowing capacity remaining. As of March 31, 2011, the Company's debt-to-gross-real-estate asset ratio was approximately 33%.

On March 9, 2011, Wells Core Office Income REIT amended the Regions Credit Facility to reduce the minimum cumulative equity raise requirement from $85.0 million by April 30, 2011 to $70.0 million by June 30, 2011, and to reduce the minimum net worth requirement from $200.0 million by October 31, 2011 to $110.0 million by December 31, 2011, plus 75% of gross equity thereafter.

On March 28, 2011, Regions Bank temporarily waived compliance with the fixed charge restrictive covenant under the terms of the Regions Credit Facility for the period from November 19, 2010 through June 29, 2011 such that there would be no event of default under the loan as a result of fixed charges incurred during the start-up phase of Wells Core Office Income REIT. Pursuant to the waiver, Wells Core Office Income REIT must be in compliance with all of the restrictive covenants as of June 30, 2011. Wells Core Office Income REIT believes that it will be in compliance with all restrictive covenants as of June 30, 2011, or have the ability to refinance, amend, or repay all amounts outstanding under the Regions Credit Facility. As of March 31, 2011, the Company believes it was in compliance with all other restrictive covenants of the Regions Credit Facility.

Distribution Declaration
On February 17, 2011, the Company's board of directors declared distributions for stockholders of record from March 16, 2011 through June 15, 2011, in an amount equal to $0.004110 (0.4110 cent) per day, per share (or, a 6.0% annualized yield on a $25.00 original share price); such distributions will be paid in June 2011.

Reconciliations of the Company's GAAP-basis net loss, as presented in its most recent report on Form 10-Q, to Funds from Operations (“FFO”), as defined by NAREIT, and to AFFO, as defined on the next page, are provided below:

Wells Core Office Income REIT, Inc.
Reconciliations of FFO and AFFO
(unaudited)

	Three months ended
	March 31,
	2011	2010
Reconciliation of Net Loss to Funds From Operations and Adjusted Funds From Operations:
Net loss	$(1,564,891)	$—
Adjustments:
Depreciation of real estate assets	468,693	—
Amortization of lease-related costs	185,523	—
Total Funds From Operations adjustments	654,216	—
Funds From Operations	(910,675)	—

Other Noncash Adjustments Excluded from Net Cash Provided by Operating Activities:
Additional amortization of lease assets	73,278	—
Straight-line rental income	(102,882)	—
Noncash interest expense	150,657	—
Total other noncash adjustments	121,053	—

Changes in assets and liabilities	875,538	—
Net Cash Provided by Operating Activities	85,916	—

Real estate acquisition-related costs paid	677,301	—
Adjusted Funds From Operations	$763,217	$—

Wells Core Office Income REIT, Inc.
Definitions

Please find below definitions for the non-GAAP financial measures provided above and explanations for the reasons why management believes that these measures provide useful information concerning the Company's operating performance and sources of liquidity. For additional information, please refer to the Company's most recent annual report on Form 10-K, as well as other documents filed with or furnished to the SEC.
Funds From Operations
Funds from Operations (“FFO”) is a non-GAAP financial measure considered by some equity REITs in evaluating operating performance. The Company believes that FFO, as defined by NAREIT, has diverged from how the Company measures real estate operations considerably in recent years. Changes in the accounting and reporting rules under GAAP that were put into effect after the establishment of NAREIT's definition of FFO in 1999 have prompted a significant increase in the magnitude of noncash and non-operating items included in the Company's FFO, as defined. Such noncash and non-operating items include acquisition expenses, market value adjustments to interest rate swaps that do not qualify for hedge accounting treatment, amortization of certain in-place lease intangible assets and liabilities, and gains or losses on early extinguishments of debt, among others. Further, cash flows generated from FFO may be used to fund certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements, deferred lease costs, and capitalized interest.
Adjusted Funds From Operations
For the reasons explained above, in addition to presenting FFO as defined by NAREIT, the Company also presents FFO, adjusted to exclude (i) the noncash items that are removed from net income (loss) to arrive at net cash provided by operating activities as presented in the Company's GAAP-basis consolidated statements of cash flows, and (ii) expenses related to real estate acquisitions (“AFFO”). Because acquisition expenses are incurred for investment purposes (i.e. to promote the appreciation in value and generation of future earnings over the long term) and are funded with cash generated from the sale of common stock in the Company's public offerings rather than from cash generated from operations, the Company believes that the consideration of such acquisition expenses allows for a more informed and appropriate basis on which to evaluate its operations and to make decisions regarding distributions to its stockholders.

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